SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



                                 MGI Properties
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:


         (5)  Total fee paid:


     [ ] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:


--------------------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

         (3)  Filing Party:


--------------------------------------------------------------------------------

         (4)  Date Filed:


--------------------------------------------------------------------------------

                                 MGI PROPERTIES
                               One Winthrop Square
                           Boston, Massachusetts 02110


                               ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 March 23, 1999

                               ----------------



To the Shareholders of
  MGI PROPERTIES:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of MGI Properties (the "Trust") will be held at the Down Town Club, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on March 23, 1999 at 10:00 A.M. for the following purposes:

     1. To elect two Trustees; and

     2. To consider and act upon such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on February 12, 1999 will be entitled to vote at the Annual Meeting.

     If you do not expect to attend the Annual Meeting, please vote your proxy by telephone or via the Internet, as described in the instructions on the proxy card, or sign and return the proxy card in the enclosed envelope in order that your shares may be voted for you.

                                                  By Order of the Trustees,


                                                  W. PEARCE COUES
                                                  Chairman of the Board of
                                                  Trustees


Dated: Boston, Massachusetts
       February 24, 1999




     MGI PROPERTIES is a Massachusetts trust and all persons dealing with the Trust must look solely to the property of this Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability for obligations entered into on its behalf.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 MGI PROPERTIES
                               One Winthrop Square
                           Boston, Massachusetts 02110

                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 23, 1999

                                ----------------


                                 PROXY STATEMENT

     This Proxy Statement is being mailed to the shareholders of MGI Properties (the "Trust") on or about February 24, 1999, in connection with the solicitation by the Trust's Board of Trustees (the "Board of Trustees") of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Down Town Club, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on March 23, 1999. The meeting has been called for the following purposes: (1) to elect two Trustees; and (2) to consider and act upon such other business as may properly come before the Annual Meeting.


                            PROXIES AND VOTING RIGHTS

     The voting securities of the Trust outstanding on February 12, 1999 consisted of 13,774,221 of the Trust's Common Shares (the "Common Shares") entitling the holders thereof to one vote per Common Share. Shareholders of record at the close of business on February 12, 1999 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding Common Shares is required to be represented to constitute a quorum for the holding of the Annual Meeting. The affirmative vote of the holders of Common Shares representing not less than 662/3% of the total votes authorized to be cast by shares of all classes which are present in person or by proxy and entitled to vote and voting on the election of Trustees (Proposal No. 1) is required for the election of each of the Trustee-nominees (i.e., 66-2/3% of the votes cast). In the event that no nominee for a particular trusteeship receives the requisite number of votes for election to such trusteeship at the Annual Meeting, the incumbent Trustee shall remain in office until the next annual meeting of the Trust's shareholders and until a successor is elected and qualified. At that annual meeting, such nominee would stand for election for the remainder of such term, together with the nominees for the class whose term then expires.

     With regard to the election of Trustees, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of Trustees) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, brokers who hold Common Shares in street name for customers have the authority to vote, under certain circumstances, on items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of Trustees.

     Shareholders may vote their shares via (1) a toll-free telephone call from the United States or Canada, (2) the Internet or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Trust has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

     All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Trust at any time prior to exercise. If not revoked, the Common Shares represented thereby will be voted at the Annual Meeting. All proxies will be voted in accordance with the instructions specified thereon.

     All expenses in connection with the solicitation will be borne by the Trust. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Trust may also solicit proxies by telephone, telecopier or in person, without additional compensation. Beacon Hill Partners, Inc., a proxy solicitation firm, will assist the Trust in soliciting proxies with respect to Common Shares held of record by brokers or other nominees at a cost of $3,000, plus reasonable out-of-pocket expenses.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning ownership of the Common Shares as of February 12, 1999 by (i) each executive officer of the Trust, (ii) each Trustee of the Trust, (iii) all executive officers and Trustees of the Trust as a group, and (iv) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Shares. Unless otherwise indicated, the address of each person listed below is One Winthrop Square, Boston, Massachusetts 02110.


                                                                             Common Shares
                          Beneficial Owner(1)                              Beneficially Owned     Percent of Class(2)
----------------------------------------------------------------------   ---------------------   --------------------
 George S. Bissell ...................................................            26,000(3)                *
 Warren E. Buffett ...................................................         1,141,300(4)               8.3%
  144 Kiewit Plaza
  Omaha, Nebraska 68131
 W. Pearce Coues .....................................................           506,600(5)               3.6%
 Davenport & Co. LLC .................................................           871,838(6)               6.3%
  901 E. Cary Street Suite 1110
  Richmond, Virginia 23219
 Francis P. Gunning ..................................................            26,000(7)                *
 George M. Lovejoy, Jr. ..............................................            25,300(8)                *
 Markel Corporation ..................................................           904,100(9)               6.5%
  4551 Cox Road
  Glen Allen, Virginia 23060
 Robert M. Melzer ....................................................            22,500(10)               *
 William F. Murdoch, Jr. .............................................            26,000(3)                *
 Rodger P. Nordblom ..................................................            26,800(7)                *
 Phillip C. Vitali ...................................................           317,026(11)              2.3%
 David D. Wamester ...................................................            50,347(12)               *
 Robert Ware .........................................................           246,000(13)              1.8%
 Karl W. Weller ......................................................           235,404(14)              1.7%
 All Executive Officers and Trustees as a group (11 persons) .........         1,507,977(15)             10.0%

------------
*  Less than 1%.

 (1) Except as specified herein, the persons named in the table, to the Trust's knowledge, have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
 (2) Calculations assume that all options which are exercisable by such person within 60 days after February 12, 1999 have been exercised.
 (3) Includes presently exercisable options to purchase an aggregate of 25,000 Common Shares granted pursuant to the Trust's 1988 Stock Option Plan for Trustees (the "1988 Trustees Plan") and the Trust's 1994 Trustees Stock Option Plan (the "1994 Trustees Plan").
 (4) Based on information provided by Warren E. Buffet, on January 8, 1999 Mr. Buffet beneficially owned 1,141,300 Common Shares, representing 8.3% thereof as of such date. Mr. Buffett had sole voting and dispositive power with respect to all 1,141,300 of such shares.
 (5) Includes presently exercisable options to purchase an aggregate of 375,439 Common Shares granted pursuant to the Trust's 1982 Stock Option Plan for Trustees (the "1982 Trustees Plan"), the 1988 Stock Option and Stock Appreciation Rights Plan for Key Employees (the "1988 Employee Plan"), the 1988 Trustees Plan, the Trust's 1994 Employee Stock Option and Stock Appreciation Rights Plan (the "1994 Employee Plan"), the 1994 Trustees Plan and the Trust's 1997 Employee Stock Option, Stock Appreciation Rights and Restricted Stock Plan (the "1997 Employee Plan"). Also includes 207 Common Shares owned by Mr. Coues' wife, as to which Mr. Coues disclaims beneficial ownership.
 (6) Based on a Schedule 13G dated January 12, 1999, Davenport & Company LLC, a limited liability company ("Davenport"), beneficially owned 871,838 Common Shares, representing 6.3% thereof as of such date. Of such Common Shares, Davenport had (i) sole voting and dispositive power with respect to 90,242 of such shares and (ii) shared voting and dispositive power with respect to 781,596 of such shares.
 (7) Includes presently exercisable options to purchase an aggregate of 25,000 Common Shares granted pursuant to the 1982 Trustees Plan, the 1988 Trustees Plan and the 1994 Trustees Plan.
 (8) Includes presently exercisable options to purchase an aggregate of 24,025 Common Shares granted pursuant to the 1988 Trustees Plan and the 1994 Trustees Plan.
 (9) Based on a Schedule 13G dated February 12, 1999, Markel Corporation ("Markel") beneficially owned 904,100 Common Shares, representing 6.5% thereof as of such date. Of such Common Shares, Markel had (i) sole voting and dispositive power with respect to 776,700 of such shares and (ii) shared voting and dispositive power with respect to 127,400 of such shares.
(10) Includes presently exercisable options to purchase an aggregate of 20,000 Common Shares granted pursuant to the 1994 Trustees Plan.
(11) Includes presently exercisable options to purchase an aggregate of 278,011 Common Shares granted pursuant to the Trust's 1982 Incentive Stock Option Plan for Key Employees (the "1982 Incentive Plan"), the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.
(12) Includes presently exercisable options to purchase an aggregate of 50,000 Common Shares granted pursuant to the 1997 Employee Plan.
(13) Includes presently exercisable options to purchase an aggregate of 196,000 Common Shares granted pursuant to the 1982 Incentive Plan, the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.
(14) Includes presently exercisable options to purchase an aggregate of 221,443 Common Shares granted pursuant to the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.
(15) Includes presently exercisable options to purchase an aggregate of 1,264,918 Common Shares.

                                 PROPOSAL NO. 1

                              ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes. Each class is elected by the shareholders.

     Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as Trustees for the term indicated herein and until their successors are elected and qualified. The two Trustee-nominees have consented to serve if elected; however, should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee.

     The following table contains certain information regarding the Trustees, including nominees for election as Trustees:


                  Name, Age, Principal Occupation for the Past Five Years                     Trustee
                     and Current Public Directorships or Trusteeships                          Since
------------------------------------------------------------------------------------------   --------
Trustee-Nominees:

  To be elected for a term of three years, expiring on the date of the annual meeting in 2002:

George M. Lovejoy, Jr. (68) ..............................................................     1993
  President since 1994 and director since 1972, Fifty Associates (a real estate investment trust); former Chairman of the Board from 1988 to March 1993,
  Meredith & Grew Incorporated (a real estate brokerage and management firm);
  currently Trustee of the following mutual funds: Scudder California Tax Free
  Trust; Scudder Cash Investment Trust; Scudder Funds Trust; Scudder GNMA Fund;
  Scudder Municipal Trust; Scudder Investment Trust; Scudder Portfolio Trust;
  Scudder State Tax Free Trust; Scudder Tax Free Trust; Scudder U.S. Treasury
  Money Fund and Scudder Tax Free Money Fund; Director, Scudder Global High
  Income Fund; Shared Investment Committee Chairman, Copley Investors Limited
  Partnership.

Robert M. Melzer (58) ....................................................................     1998
  President since 1980 and Chief Executive Officer since 1992 of Property
  Capital Trust (a real estate investment trust); Director, Genesee & Wyoming,
  Inc. (a railroad holding company).

Trustees Continuing in Office:

  To continue in office for a term of two years, expiring on the date of the annual meeting in 2001:

George S. Bissell (69) ...................................................................     1995
  Chairman of the Board, Vantagepoint Funds (a mutual fund sponsored by I.C.M.A.
  Retirement Corp.) since November 1998; previously Chairman of the Funds Board of Evergreen Funds from January 1995 to January 1998; and previously Chairman of the Board and Chief Executive Officer from 1979 to December 1994, Keystone
  Group, Inc. (an investment management firm).

W. Pearce Coues (58) .....................................................................     1982
  Chairman of the Board of Trustees and Chief Executive Officer of the Trust
  since 1982.

  To continue in office for a term of one year, expiring on the date of the annual meeting in 2000:

William F. Murdoch, Jr. (68) .............................................................     1996
  Principal since 1990, Murdoch Associates (a real estate development and consulting firm).

Rodger P. Nordblom (71) ..................................................................     1984
  Chairman of the Board for more than five years and former President, Nordblom
  Company (a real estate development and management firm).

     The Board of Trustees held six meetings during the year ended November 30, 1998. There is one committee of the Board of Trustees, the Administrative-Audit Committee (the "Administrative-Audit Committee"), which in addition to fulfilling the functions of an audit committee, has supervisory responsibility for Trustee nominations, executive officer compensation, including stock options, and certain administrative matters. The Administrative-Audit Committee, which is comprised of Messrs. Lovejoy, who serves as Chairman effective March 23, 1999, Melzer and Murdoch and Gunning, met five times during the year ended November 30, 1998. (Retiring Trustee Francis P. Gunning had served as Chairman of this Committee). The Administrative-Audit Committee may also make recommendations to the Board of Trustees and does not have the power to bind the Trust, except that such Committee is empowered to function as the Compensation and Stock Option Committee in administering all of the Trust's stock option and stock appreciation rights plans and in determining the compensation of executive officers.

     The Trust's policy, effective December 1, 1998, is to pay each Trustee other than Mr. Coues (i) a $15,000 annual fee and (ii) $1,000 per Board of Trustees or committee meeting attended; provided, however, that each of the Trustees receives $500 for each committee meeting attended on the same day a Board of Trustees' meeting is held. Trustees have been provided with the option to receive their $15,000 annual retainer, or a portion thereof, in advance for the sole purpose of making open market purchases of or to exercise options to purchase Common Shares, to the extent otherwise legally permissible.

     The following table contains certain information regarding additional executive officers of the Trust:




  Executive Officer's Name      Age                      Principal Occupation
----------------------------   -----   --------------------------------------------------------
Phillip C. Vitali ..........    48     Executive Vice President of the Trust since December
                                       1989; Senior Vice President of the Trust from January
                                       1987 to December 1989; Treasurer and Chief Financial
                                       Officer of the Trust since March 1986.

Robert Ware ................    60     Executive Vice President of the Trust since December
                                       1989; Senior Vice President of the Trust from April
                                       1986 to December 1989.

Karl W. Weller .............    41     Senior Vice President of the Trust since March 1993;
                                       for more than five years prior thereto, Vice President,
                                       Aetna Life & Casualty Company and Managing
                                       Director (real estate investment group).

David D. Wamester ..........    37     Vice President of the Trust since July 1997; Vice
                                       President of Lincoln Property Company from January
                                       1994 to July 1997; for more than two years prior
                                       thereto, Senior Property Manager, Lincoln Property
                                       Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Trust's Chief Executive Officer and each of the other most highly compensated executive officers of the Trust whose compensation exceeded $100,000 for the fiscal years ended November 30, 1998, 1997 and 1996 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE(1)

                                                                         Long-Term
                                                                        Compensation
                                            Annual Compensation            Awards
                                          ------------------------   -----------------
                                                                         Securities
                                                                         Underlying          All Other
  Name and Principal Position     Year       Salary      Bonus(2)     Options/SARs(3)     Compensation(4)
------------------------------   ------   -----------   ----------   -----------------   ----------------
W. Pearce Coues ..............   1998      $280,000      $150,000         160,000             $59,000
 Chairman of the Board and       1997      $279,231      $110,000          50,000             $59,000
 Chief Executive Officer         1996      $269,385      $120,000          45,000             $57,500
Phillip C. Vitali ............   1998      $189,231      $125,000         140,000             $28,500
 Executive Vice President,       1997      $179,231      $ 60,000          30,000             $26,885
 Treasurer and Chief Financial   1996      $169,385      $ 60,000          25,000             $25,400
 Officer
Robert Ware ..................   1998      $184,462      $ 64,750          70,000             $39,000
 Executive Vice President        1997      $177,231      $ 60,000          30,000             $39,000
                                 1996      $167,231      $ 60,000          25,000             $37,500
Karl W. Weller ...............   1998      $179,385      $125,000         140,000             $28,000
 Senior Vice President           1997      $171,077      $ 60,000          30,000             $25,800
                                 1996      $159,231      $ 60,000          25,000             $24,000
David D. Wamester ............   1998      $135,000      $ 47,250          30,000             $20,250
 Vice President                  1997            --            --              --                  --
                                 1996            --            --              --                  --

------------
(1) This table covers all executive officers receiving compensation of at least $100,000 per annum. The table does not include columns for Other Annual Compensation, Restricted Stock Awards and Long Term Incentive Plan Payouts as there was no information to report with respect to such matters.
(2) Fiscal 1997 and 1996 bonuses were paid in cash used to exercise outstanding stock options (except up to 30% may have been used to pay taxes).
(3) Options awarded under the 1994 and 1997 Employee Plans may include a tandem grant of stock appreciation rights ("SARs"). An SAR is exercisable at any time the option to which it relates can be exercised, but only upon a showing of "hardship" by the optionee and upon consent of the Administrative-Audit Committee. In addition, an SAR may be exercised only if prior to or simultaneously with the exercise thereof, the optionee has exercised or exercises an equivalent number of options granted under the Trust's stock option and stock appreciation rights plans. A Hostile Change in Control, as defined in such plans, abrogates the hardship requirement and the prior or simultaneous option exercise requirement. SARs terminate when the related option is exercised. Mr. Coues was granted, in tandem with stock options, 20,000 SARs in 1998, 12,500 SARs in 1997 and 22,500 SARs in 1996. Messrs. Vitali and Ware and Weller were each granted, in tandem with stock options, 17,500 SARs in 1998, 15,000 SARs in 1997 and 12,500 SARs in 1996. Mr. Wamester was granted, in tandem with stock options, 5,000 SARs in 1998.

(4) All Other Compensation is comprised of contributions to the respective Simplified Employee Pension Plan ("SEPP") of each individual and amounts accrued by or payments made by the Trust to the accounts of participants in the Trust's Supplemental Retirement Plan ("SERP"). The SEPP contribution for Mr. Coues was $24,000 in each of 1998, 1997 and 1996. The SERP contribution for Mr. Coues was $35,000 in each of 1998, 1997 and 1996. The SEPP contribution for each of Messrs. Vitali, Ware and Weller was $24,000 in each of 1998, 1997, and 1996. The accrued SERP contribution for Mr. Vitali was $4,500 in 1998, $2,885 in 1997 and $2,900 in 1996. The SERP
     contribution for Mr. Ware was $15,000 in each of 1998, 1997 and 1996. The SERP contributions for Mr. Weller was $3,000 in 1998, $1,800 in 1997 and $1,500 in 1996. The accrued SERP contribution for Mr. Wamester was $20,250 in 1998.

     The following table sets for the certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended November 30, 1998.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           Potential
                                                                                      Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                   Stock Price Appreciation
                                              Individual Grants                       For Option Term(1)
                            ----------------------------------------------------- ---------------------------
                               Number of     % of Total
                              Securities    Options/SARs
                              Underlying     Granted to     Exercise
                             Options/SARs   Employees in     Price     Expiration
            Name              Granted(2)     Fiscal Year   Per Share      Date          5%           10%
--------------------------- -------------- -------------- ----------- ----------- ------------- -------------
W. Pearce Coues ...........     160,000          24.2%         (3)         (3)     $2,452,689    $6,215,596
Phillip C. Vitali .........     140,000          21.2%         (4)         (4)     $2,146,103    $5,438,646
Robert Ware ...............      70,000          10.6%         (5)         (5)     $1,070,300    $2,712,350
Karl W. Weller.............     140,000          21.2%         (6)         (6)     $2,146,103    $5,438,646
David D. Wamester .........      30,000           4.6%         (7)         (7)     $  459,486    $1,164,428

------------

(1) These options will have no actual value unless, and then only to the extent that, the stock price of the Common Shares appreciates from the grant date to the exercise date.
(2) Options awarded under the Trust's 1997, 1994 and 1988 Employee Plans may include a tandem grant of SARs. SARs granted in tandem with 1998 stock option awards were 20,000 to Mr. Coues and 17,500 each to Messrs. Vitali, Ware and Weller and 5,000 to Mr. Wamester (representing 17.8%, 15.6%, 15.6% and 4.46%, respectively, of the SARs granted in fiscal 1998).
(3) Of the options granted to Mr. Coues, 40,000 were at an exercise price of $24.1875 per share with an expiration date of December 16, 2007 and 120,000 were at an exercise price of $24.4375 with an expiration date of August 4, 2008.
(4) Of the options granted to Mr. Vitali, 35,000 were at an exercise price of $24.1875 per share with an expiration date of December 16, 2007 and 105,000 were at an exercise price of $24.4375 with an expiration date of August 4, 2008.
(5) Of the options granted to Mr. Ware, 35,000 were at an exercise price of $24.1875 per share with an expiration date of December 16, 2007 and 35,000 were at an exercise price of $24.4375 with an expiration date of August 4, 2008.
(6) Of the options granted to Mr. Weller, 35,000 were at an exercise price of $24.1875 per share with an expiration date of December 16, 2007 and 105,000 were at an exercise price of 24.4375 with an expiration date of August 4, 2008.

(7) Of the options granted to Mr. Wamester, 10,000 were at an exercise price of $24.1875 per share with an expiration date of December 16, 2007 and 20,000 were at an exercise price of $24.4375 with an expiration date of August 4, 2008.

     The following table sets forth certain information regarding the stock options exercised by the Named Executive Officers during the fiscal year ended November 30, 1998 and held by the Named Executive Officers as of November 30, 1998.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                                                                       Number of               Value of Unexercised
                                                                 Securities Underlying             In-the-Money
                                  Shares                        Unexercised Options/SARs          Options/SARs At
                               Acquired On        Value            At Fiscal Year-End             Fiscal Year-End
            Name                 Exercise      Realized($)     Exercisable/Unexercisable     Exercisable/Unexercisable
---------------------------   -------------   -------------   ---------------------------   --------------------------
W. Pearce Coues ...........       66,561         $884,680     355,439/ 20,000                   $3,118,266/$72,500
Phillip C. Vitali .........        9,368         $118,068     260,511/ 17,500                   $2,156,855/$63,438
Robert Ware ...............       30,200         $379,297     178,500/ 17,500                   $1,731,438/$63,438
Karl W. Weller.............        3,113         $ 32,686     203,943/ 17,500                   $1,259,508/$63,438
David D. Wamester .........           --               --      45,000/  5,000                   $  146,875/$18,125

------------
(1) Outstanding SARs, all of which were granted in tandem with stock options, aggregated at fiscal year-end 91,719 for Mr. Coues, 85,347 for Mr. Vitali, 79,575 for Mr. Ware, 58,221 for Mr. Weller and 15,000 for Mr. Wamester.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return on the Common Shares to the total returns in the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") Total Return Indices for Equity REITs. The graph assumes that the value of the investment in the Common Shares and each index was $1,000 on November 30, 1993 and that all dividends thereon were reinvested. There can be no assurance that the Common Shares' total return will continue into the future with the same or similar trend depicted in this graph.


        [TABULAR REPRESENTATION OF LINE CHART]


Year          MGI               S&P 500           NAREIT-EQUITY

1993       $1,000.00           $1,000.00           $1,000.00
1994        1,079.00            1,010.80              959.90
1995        1,280.70            1,383.80            1,125.70
1996        1,715.70            1,768.00            1,454.70
1997        2,078.00            2,272.20            1,886.70
1998        2,610.80            2,809.90            1,634.40

                    REPORT OF ADMINISTRATIVE-AUDIT COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Administrative-Audit Committee which serves as the Trust's Compensation and Stock Option Committee, is composed entirely of independent, non-management Trustees. The Administrative-Audit Committee is responsible for adopting, implementing and administering the policies that govern annual compensation and short-term and long-term incentive programs, including stock option plans.

     The Administrative-Audit Committee annually evaluates the Trust's operating performance and financial position, annual salary and incentive compensation and stock option matters and compares the Trust's overall performance within its own industry and with real estate companies in general.

     The Administrative-Audit Committee meets without the Chief Executive Officer present for the purpose of evaluating his performance and reports their deliberations and determinations to all of the independent members of the Board of Trustees. The Administrative-Audit Committee receives recommendations made by the Chief Executive Officer with respect to the remaining executive officers and such Committee reviews these recommendations in light of the factors set forth below. The Administrative-Audit Committee's actions (with respect to executive compensation matters) are generally reported to and ratified by the full Board of Trustees (absent the Chief Executive Officer, who is the sole non-independent Trustee).

     In establishing fiscal 1998 compensation levels for executive officers, including the Chief Executive Officer, the Administrative-Audit Committee initially considered several factors. These factors involved both internal and external measurements and comparisons bearing upon the overall operating performance (including Total Return to Shareholders, as defined below) and financial position of the Trust. The principal performance measure reviewed by the Administrative-Audit Committee was actual Funds from Operations ("FFO") (calculated as promulgated by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT")). It also considered management's leasing success relative to market occupancy level, market rents and the magnitude of scheduled lease expirations, property acquisitions and sales results and property net operating income versus budget and prior year levels. The Administrative-Audit Committee also considered the management of the liability side of the Trust's balance sheet, including the flexibility attained with respect to available financial resources and the maintenance of the overall quality levels of tenants and properties. It should be noted, however, that there were not specific weightings assigned to any of the aforementioned factors, although FFO is generally the main factor.

     From time to time, the Administrative-Audit Committee also considers the advice of an outside compensation consultant with respect to comparable real estate investment trusts ("REITs") and other real estate companies and with respect to executive compensation matters generally. In setting fiscal 1998 salaries and long-term compensation (see below regarding stock options) in December 1997, the Administrative-Audit Committee considered recent executive compensation surveys of the REIT industry, including the SNL Executive Compensation Review for REITs, published by SNL Securities in 1997, the 1997 Public Company Real Estate Compensation Survey by FPL Associates Consulting and certain material published by other outside sources.

     The Administrative-Audit Committee determined to make annual share bonus awards to the executive officers with respect to fiscal 1998 premised upon performance factors which it believed would serve the interests of the Trust's shareholders. Eligible recipients were determined to be the five executive officers of the Trust in fiscal 1998 and three other officers. In December 1997, the Administrative-Audit Committee voted to continue a guideline providing criteria for the award of short-term incentive share bonuses to these officers. The Administrative-Audit Committee set two measurement categories, Total Return to Shareholders and FFO, as the determinants for this annual bonus. FFO was given a 75% weight and the Total Return element was given a 25% weight. "Minimum," "Low Target," "Target" and "Stretch" thresholds for each measurement category were established.

     In mid year, and in conjunction with Trust's public announcement of its review of strategic alternatives, the Committee once again reviewed overall compensation policies, particularly short-term and long-term strategies, with the advice of independent consultants, PriceWaterhouse Coopers LLP ("PWC"), which presented the Committee with its analyses of short-term bonuses, incentive/performance compensation and plans, and stock option policies in the REIT industry. The Committee also considered the results of the most recent independent survey made by SNL Securities Executive Compensation Review (of REITs).

     Following such mid-year review, on August 5, 1998, the Committee determined to accelerate the awards of short-term bonuses, payable however in cash, in the exercise of its discretion under the short-term bonus guidelines adopted in December, 1997, and to raise those awards by reason of the fact that the total cash compensation paid to such executives had been significantly below market due to lower-than-average annual incentive payments having been made to them in the preceding five years, as well as exemplary performance of the Trust during such period. The Committee also determined to award additional, non-qualified stock options to the Trust's executives based principally upon the length and quality of their past services and PWC's advice that the Trust's historical long-term compensation awards have been on the low side when compared to its peers in the REIT industry.

     The Trust's fiscal 1998 operating results and stock price performance under the short term bonus guideline established for the year exceeded the "Stretch" threshold in the case of FFO (which increased by 15% per share in fiscal 1998) and exceeded the "Stretch" threshold in respect of Total Return. In fiscal 1998, the Trust's corporate performance, measured in terms of Total Return (i.e., increase or decrease in stock price plus dividends) was approximately 26%, well above the negative (-17%) average Total Return of the REIT industry. The Trust believes that, based primarily upon available 1998 statistics, the fiscal 1998 salary and short-term bonus paid to the Chief Executive Officer were in the median and above average ranges, respectively, and the salaries and short-term bonuses paid to the other four Named Executive Officers were also in such ranges of 1998 industry salaries and bonuses.

     On August 5, 1998, the Committee also adopted a Long Term Performance Plan for key executives. The awards of performance bonuses under such plan to the Named Executive Officers and three other officers were established based upon certain multiples of the 1998 cash bonuses which were awarded (see Summary Compensation Table), subject generally, to the Trust's stock price and/or share value reaching, and, under certain circumstances, being maintained at certain thresholds between $28 and $34 during the period through and including December 31, 2000. The Committee has discretion to increase or decrease the threshold prices/values by reason of the occurrence of any corporate transactions or extraordinary dividends to shareholders or other like events or to adjust the measuring period or timing of payments. Except under certain circumstances, performance bonuses under this plan are not payable prior to January 1, 2000 and no later than January 10, 2001. The Long Term Performance Plan was filed with the SEC under Form 8-K on August 14, 1998.

     In addition to the stock options granted in December 1997 under the Trust's 1994 and/or 1997 Employee Plans (included in the "Option/SAR Grants in Last Fiscal Year" table above and reported in last year's Committee Report), the Committee made additional, non-qualified option grants in August 1998, for the reasons explained above, including the significant past contributions of these grantees. These options vested and became exercisable immediately; however, they require repayment of income realized upon exercise in the event a recipient does not remain in the Trust's employment for at least six months following exercise of such options. Accordingly, on August 5, 1998, the Named Executive Officers received such options as follows: W. Pearce Coues, 120,000, Phillip C. Vitali, 105,000, Robert Ware, 35,000, Karl W. Weller, 105,000 and David D. Wamester, 20,000. These options were granted under the 1997 Employee Plans which contain appropriate provisions permitting compensation payable thereunder in the form of stock options to meet "performance goals" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"). The 1997 Plan also permits restricted stock awards, which have not been granted to date. Except for terms of the Employee Plans, the Trust has not established a policy with regard to Section 162(m) of the Code.

                                        FRANCIS P. GUNNING, Chairman
                                        GEORGE M. LOVEJOY, JR.
                                        ROBERT M. MELZER
                                        WILLIAM F. MURDOCH, JR.


Stock Option Plans

     As of February 12, 1999, the Trust's executive officers and Trustees as a group (11 persons) held presently exercisable options to purchase a total of 1,264,918 Common Shares under all of the Trust's stock option plans at exercise prices ranging from $11.125 to $24.75 per Common Share. Of all presently exercisable outstanding options, 10,167 were granted pursuant to the 1982 Incentive Plan, 140,172 were granted pursuant to the 1988 Employee Plan, 140,382 were granted pursuant to the 1994 Employee Plan, 552,172 were granted pursuant to the 1997 Employee Plan, 31,713 were granted pursuant to the 1982 Trustees Plan, 117,309 were granted pursuant to the 1988 Trustees Plan and 112,003 were granted pursuant to the 1994 Trustees Plan.


Severance Plan and Program

     Effective June 11, 1987, and as amended on December 19, 1989, the Board of Trustees adopted a severance compensation plan for officers in the event of a "hostile takeover" (the "Severance Plan"), which includes the following events, if not approved by two-thirds of the members of the Board of Trustees in office immediately prior to the occurrence of any such event: (i) the election as Trustee(s) in any year of one or more persons not nominated by at least two-thirds of the Board of Trustees in office prior to such election; (ii) a business combination such as a merger; (iii) the acquisition of 15% or more of the voting power of the Trust's securities by any person or entity; or (iv) the failure of the Trust to qualify as a REIT for tax purposes by reason of more than 50% in value of the Trust's voting securities outstanding being held by five or fewer individuals.

     All full time officers who have completed a minimum of thirty-six months of continuous employment with the Trust are eligible under such Severance Plan. An eligible officer is entitled to severance benefits if (i) such individual terminates his or her employment within two years after a hostile takeover for reasons such as a reduction in compensation, discontinuance of employee benefits plans, change in duties or status and certain changes in job location or (ii) if the individual is terminated for reasons other than "just cause" as defined in such plan. The severance payment is equal to three months compensation for each twelve months of employment based on the highest total annual compensation rate earned prior to the hostile change in control (up to a maximum of 24 months of compensation payable at such rate, but 36 months in the case of Messrs. Coues, Ware and Vitali). Fringe benefits are also continued for the number of months for which compensation is paid.

     On August 12, 1998, the Board of Trustees, upon consultation with and pursuant to the advice of PriceWaterhouseCoopers LLP ("PWC"), independent compensation consultants, adopted an executive severance program for the several tiers of key employees of the Trust in conjunction with the Board's decision to adopt a plan of complete liquidation of the Trust. Pursuant to such program, on September 17, 1998, the Trust entered into severance agreements providing for lump sum cash severance payments to certain of the Named Executive Officers, as follows: W. Pearce Coues, $860,000, Phillip C. Vitali, $472,500, Robert Ware, $576,346 and Karl W. Weller, $457,500. These severance agreements were entered into to further encourage such executives to remain in the employ of the Trust in connection with the Trust's efforts to maximize shareholder value. (On August 12, 1998 the Trust announced that the Board had approved a plan of complete liquidation, which plan was approved by shareholders on October 14, 1998). Such severance payments will be made, among other reasons, in any of the following events: (i) a termination of the Trust pursuant to a plan of complete liquidation, (ii) a merger in which the Trust is not the surviving entity, (iii) during any 12 month period, individuals who at the beginning of such period constitute the Board of Trustees, cease for any reason to constitute a majority thereof; or (iv) the Trust files a report or proxy statement with the SEC indicating that a change in control (as defined) has occurred. In the event of the applicability of, and in the event of payments under these severance agreements, such payments would supersede and be in lieu of rights which these executives otherwise may have to receive payments under the Severance Plan. Mr. Wamester is a participant in the severance program that was offered to all eligible employees. Under that program, Mr. Wamester is eligible for a severance benefit of nine months of base and bonus compensation plus four weeks of base pay for each year of service. As of this date, Mr. Wamester's award is valued at approximately $129,000.


                           INDEPENDENT PUBLIC AUDITORS

     It is expected that the accounting firm of KPMG Peat Marwick will again be selected as the independent auditors for the Trust for the current fiscal year ending November 30, 1999. A representative of that firm, which served as the Trust's independent auditors for the fiscal year ended November 30, 1998, is expected to be present at the Annual Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

     To the extent required by law, for a shareholder proposal to be included in the proxy statement for next year's annual shareholders' meeting, it must be received at the Trust's principal executive offices prior to October 29, 1999. If the Trust is not notified of a shareholder proposal by October 29, 1999, such proposal will not be included in the proxy statement for next year's annual shareholders' meeting and the Trust will be permitted to use its discretionary authority in respect thereof in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended.

     The Trust has adopted a By-Law that establishes required procedures (including notice requirements) for other matters, including shareholder nominations of Trustees, to be added to an agenda for an annual meeting of the Shareholders. Such By-Law is an exhibit to the Trust's Annual Report on Form 10-K for the year ended November 30, 1997.


                                  OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

     The 1998 Annual Report, which includes the Annual Report on Form 10-K for the fiscal year ended November 30, 1998 as filed with the Securities and Exchange Commission, is being mailed herewith. If, for any reason, you did not receive your copy of the report, please advise the Trust and another will be sent to you.


                                                  By Order of the Trustees,



                                                  W. PEARCE COUES
                                                  Chairman of the Board


Dated: Boston, Massachusetts
       February 24, 1999

792-PS-99

MGI Properties


                                                               February 24, 1999

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 A.M. on Tuesday, March 23, 1999, at the Down Town Club, 33rd Floor, 225 Franklin Street, Boston, Massachusetts. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you promptly vote your proxy by telephone or via the Internet, as described in the instructions on the proxy card, or sign and return your proxy in the envelope provided.


                                                 Sincerely,

                                                 W. Pearce Coues
                                                 Chairman of the Board and
                                                 Chief Executive Officer






MGI42B                            DETACH HERE
--------------------------------------------------------------------------------


                                     PROXY

                                 MGI PROPERTIES


                   Proxy solicited on behalf of the Board of
                 Trustees for Annual Meeting on March 23, 1999


     The undersigned hereby appoints W. PEARCE COUES and PHILLIP C. VITALI, and each of them with power in each to vote in the absence of the other as the Proxy Agents of the undersigned, with full power of substitution and with all the powers the undersigned would possess if personally present to vote all the Common Shares of the undersigned in MGI PROPERTIES at the Annual Meeting of the Shareholders scheduled to be held on March 23, 1999 and at all adjournments thereof.



-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

MGI Properties
  c/o EquiServe
  P.O. Box 8040
  Boston, MA 02266-8040



      VOTE VIA TELEPHONE OR THE INTERNET -- IT'S QUICK, EASY AND IMMEDIATE


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m., March 22, 1999. If you wish to change your address or notify MGI Properties that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.


TELEPHONE VOTING:

o  There is NO CHARGE for this call.

o On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day - 7 days a week.

o You will be asked to enter the Control Number which is located above your name and address below.

--------------------------------------------------------------------------------
        OPTION #1: To vote AS THE BOARD OF TRUSTEES RECOMMENDS, press 1.
--------------------------------------------------------------------------------

       Your vote will be confirmed and cast as you directed. END OF CALL


--------------------------------------------------------------------------------
     OPTION #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2.
                        You will hear these instructions:
--------------------------------------------------------------------------------

Proposal 1:  To vote FOR ALL nominees, press 1; to WITHHOLD YOUR VOTE FROM ALL nominees, press 2.

             To vote FOR EACH NOMINEE SEPARATELY, press 3: Please listen to the instructions to cast your votes.

       Your vote will be confirmed and cast as you directed. END OF CALL


INTERNET VOTING:

o  As with all Internet access, usage of server fees must be paid by the user.

Visit our Internet voting site at http://www.equiserve.com/proxy/ and follow
                                  -------------------------------
the instructions on your screen. These instructions are similar to those above for telephone voting.


--------------------------------------------------------------------------------
         If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------



MGI42A                            DETACH HERE
--------------------------------------------------------------------------------


     Please mark
[X]  votes as in
     this example.


1.  Election of two Trustees as recommended in Management's Proxy Statement.

Nominees:  George M. Lovejoy, Jr. and Robert M. Melzer

               FOR               WITHHELD
               [ ]                 [ ]

[ ]
    --------------------------------------------------------------
    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE PRINT NAME ABOVE


2. In their discretion, upon such other business as may properly come before the meeting.


Please insert date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations are requested to sign their name by their President or other authorized officer. All joint owners should sign.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

Proxies will be voted for the election of Trustees as recommended in the Proxy Statement unless contrary instructions are hereinabove indicated. Discretionary authority is granted the Proxy Agents as in other matters that may come before the meeting. Management knows of no such other matters. Receipt of the MGI PROPERTIES Proxy Statement is hereby acknowledged. All proxies heretofore signed by the undersigned are hereby revoked.


Signature:                  Date:        Signature:                  Date:
          -----------------       ------            ----------------      ------